Exhibit 99.3

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

This unaudited pro forma consolidated financial information should be read in conjunction with the unaudited financial statements of W. P. Carey and CPA:17 – Global as of and for the nine months ended September 30, 2018 and the audited financial statements of W. P. Carey and CPA:17 – Global as of and for the year ended December 31, 2017, including the notes thereto either incorporated by reference to this filing or presented elsewhere in this filing, and other financial information and analyses, either incorporated by reference to this filing or presented elsewhere in this filing.

The unaudited pro forma consolidated financial information (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of W. P. Carey’s future results of operations or financial position; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on September 30, 2018 for the pro forma consolidated balance sheet or on January 1, 2017 for the pro forma consolidated statements of income.

The unaudited pro forma statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 reflect W. P. Carey’s results as if the merger between W. P. Carey and CPA:17 – Global (the “Merger”) occurred as of January 1, 2017. The unaudited pro forma balance sheet as of September 30, 2018 reflects W. P. Carey’s financial position as if the Merger occurred as of such date.

On October 31, 2018, CPA:17 – Global merged with and into one of W. P. Carey’s subsidiaries in exchange for shares of W. P. Carey common stock in accordance with the related merger agreement. Subject to the terms and conditions contained in the merger agreement, at the effective time of the Merger, each share of CPA:17 – Global common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and the rights attaching to such share were converted automatically into the right to receive 0.160 shares of W. P. Carey common stock (the “Merger Consideration”). Each share of CPA:17 – Global common stock owned by W. P. Carey or any of its subsidiaries immediately prior to the effective time of the Merger was automatically canceled and retired, and ceased to exist, for no Merger Consideration. W. P. Carey paid total Merger Consideration of approximately $3.6 billion, including the issuance of 53,849,087 shares of W. P. Carey common stock with a fair value of $3.6 billion, based on the closing price of W. P. Carey’s common stock on October 31, 2018 of $66.01 per share, to the stockholders of CPA:17 – Global in exchange for the 336,715,969 shares of CPA:17 – Global common stock that W. P. Carey and its affiliates did not previously own, and cash of $1.7 million paid in lieu of issuing any fractional shares.

W. P. Carey, as the acquirer, will account for the Merger as a business combination and the assets acquired and liabilities assumed of CPA:17 – Global will be recorded at estimated fair values.

Exhibit 99.3 – 1

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of September 30, 2018

(in thousands)

	Historical				W. P. Carey
		CPA:17 –	Pro Forma		Pro Forma
	W. P. Carey	Global	Adjustments	(Notes)	Consolidated
Assets
Investments in real estate:
Land, buildings and improvements — operating leases	$5,752,114	$2,760,122	$193,569	A4	$8,705,805
Land, buildings and improvements — operating properties	42,380	351,007	58,464	A4	451,851
Net investments in direct financing leases	702,151	487,347	138,615	A4	1,328,113
In-place lease and other intangible assets	1,199,785	619,819	181,085	A4	2,000,689
Above-market rent intangible assets	626,390	96,280	216,026	A4	938,696
Investments in real estate	8,322,820	4,314,575	787,759		13,425,154
Accumulated depreciation and amortization	(1,485,056)	(696,927)	696,927	A4	(1,485,056)
Assets held for sale, net	108,730	—	—		108,730
Net investments in real estate	6,946,494	3,617,648	1,484,686		12,048,828
Equity investments in the Managed Programs and real estate	366,306	451,517	(130,145)	A1	417,880
			(121,150)	A2
			(226,861)	A3
			78,213	A4
Cash and cash equivalents	176,612	84,563	—	A5	259,494
			(1,681)	A
Due from affiliates	82,547	—	(12,598)	A8	69,949
Other assets, net	305,295	271,810	(98,292)	A6	469,837
			(1,792)	A10
			(7,184)	K
Goodwill	641,734	304	251,503	A9	893,541
Total assets	$8,518,988	$4,425,842	$1,214,699		$14,159,529
Liabilities and Equity
Debt:
Senior unsecured notes, net	$3,007,453	$—	$—		$3,007,453
Unsecured revolving credit facility	696,380	80,294	—	A5	826,686
			50,012	C
Unsecured term loans, net	—	50,000	—	A5	—
			(50,000)	C
Non-recourse mortgages, net	959,951	1,802,163	47,011	A4	2,809,125
Debt, net	4,663,784	1,932,457	47,023		6,643,264
Accounts payable, accrued expenses and other liabilities	265,676	132,328	(1,622)	A7	446,546
			1,193	J
			26,673	K
			22,298	M
Below-market rent and other intangible liabilities, net	105,898	57,917	56,177	A4	219,992
Due to affiliates	—	12,598	(12,598)	A8	—
Deferred income taxes	98,933	26,361	53,771	A10, J	179,065
Dividends payable	111,688	57,339	—		169,027
Total liabilities	5,245,979	2,219,000	192,915		7,657,894
Redeemable noncontrolling interest	1,300	—	—		1,300

Preferred stock	—	—	—		—
Common stock	107	353	54	A	161
			(353)	B
Additional paid-in capital	4,445,426	3,206,608	3,554,524	A	7,896,835
			(103,115)	A3
			(3,206,608)	B
Distributions in excess of accumulated earnings	(1,165,914)	(994,352)	27,486	A1	(1,184,287)
			22,894	A2
			(12,598)	A8
			(26,673)	K
			994,352	B
			(7,184)	K
			(22,298)	M
Deferred compensation obligation	36,159	—	—		36,159
Accumulated other comprehensive loss	(254,055)	(109,282)	109,282	B	(254,055)
Total stockholders’ equity	3,061,723	2,103,327	1,329,763		6,494,813
Noncontrolling interests	209,986	103,515	(209,493)	A3	5,522
			(98,014)	A3
			(472)	A3
Total equity	3,271,709	2,206,842	1,021,784		6,500,335
Total liabilities and equity	$8,518,988	$4,425,842	$1,214,699		$14,159,529

Exhibit 99.3 – 2

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Nine Months Ended September 30, 2018

(in thousands, except share and per share amounts)

	Historical				W. P. Carey Pro Forma Consolidated
	W. P. Carey	CPA:17 – Global	Pro Forma Adjustments	(Notes)
Revenues
Real Estate:
Lease revenues:
Rental income	$442,211	$219,293	$(10,689)	D	$660,339
			9,524	J
Interest income from direct financing leases	50,724	42,694	(3,705)	E	89,713
Total lease revenues	492,935	261,987	(4,870)		750,052
Lease termination income and other	3,603	14,847	—		18,450
Operating property revenues	16,365	35,917	—		52,282
Reimbursable tenant costs	17,931	17,632	—		35,563
	530,834	330,383	(4,870)		856,347
Investment Management:
Reimbursed costs from affiliates	16,883	—	(5,614)	I	11,269
Asset management revenue	51,602	—	(22,554)	I	29,048
Structuring revenue	12,718	—	(1,185)	I	11,533
Other advisory revenue	300	—	—		300
	81,503	—	(29,353)		52,150
	612,337	330,383	(34,223)		908,497
Operating Expenses
Depreciation and amortization	198,119	96,070	18,123	F	312,312
Reimbursable tenant and affiliate costs	34,814	17,632	(5,614)	I	46,832
General and administrative	50,888	9,951	(2,211)	I	58,628
Impairment charges and other credit losses	4,790	34,373	—		39,163
Property expenses, excluding reimbursable tenant costs	14,454	55,348	299	F	47,547
			(22,554)	I
Stock-based compensation expense	14,392	—	—		14,392
Subadvisor fees	7,014	—	—		7,014
Merger and other expenses	4,328	4,528	(8,694)	I	162
Operating real estate expenses	12,306	23,627	—		35,933
	341,105	241,529	(20,651)		561,983
Other Income and Expenses
Interest expense	(121,125)	(62,689)	3,621	G	(181,840)
			167	I
			(1,814)	J
Equity in earnings of equity method investments in the Managed Programs and real estate	46,246	20,745	(24,690)	H	19,760
			(3,067)	H
			(19,474)	H
Loss on extinguishment of debt	(1,566)	—	—		(1,566)
Other gains and (losses)	18,264	7,912	(167)	I	26,009
	(58,181)	(34,032)	(45,424)		(137,637)
Income before income taxes and gain on sale of real estate	213,051	54,822	(58,996)		208,877
(Provision for) benefit from income taxes	(2,975)	(1,273)	718	J	3,883
			644	K
			6,769	K
Income before gain on sale of real estate	210,076	53,549	(50,865)		212,760
Gain on sale of real estate, net of tax	18,987	4,370	—		23,357
Net Income	229,063	57,919	(50,865)		236,117
Net (income) loss attributable to noncontrolling interests	(10,760)	(27,210)	39,658	L	1,688
Net Income Attributable to W. P. Carey	$218,303	$30,709	$(11,207)		$237,805

Basic Earnings Per Share	$2.02	$0.09			$1.47
Diluted Earnings Per Share	$2.01	$0.09			$1.47
Weighted Average Shares Outstanding
Basic	108,063,826	352,952,199		N	161,912,913
Diluted	108,253,841	352,952,199		N	162,102,928

Exhibit 99.3 – 3

W. P. CAREY
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2017

(in thousands, except share and per share amounts)

	Historical				W. P. Carey Pro Forma Consolidated
	W. P. Carey	CPA:17 – Global	Pro Forma Adjustments	(Notes)
Revenues
Real Estate:
Lease revenues:
Rental income	$564,174	$309,233	$(26,440)	D	$858,683
			11,716	J
Interest income from direct financing leases	66,199	58,399	(4,837)	E	119,761
Total lease revenues	630,373	367,632	(19,561)		978,444
Lease termination income and other	4,749	13,182	—		17,931
Operating property revenues	30,562	40,309	—		70,871
Reimbursable tenant costs	21,524	26,531	—		48,055
	687,208	447,654	(19,561)		1,115,301
Investment Management:
Reimbursed costs from affiliates	51,445	—	(9,775)	I	41,670
Asset management revenue	70,125	—	(29,363)	I	40,762
Structuring revenue	34,198	—	(9,103)	I	25,095
Dealer manager fees	4,430	—	—		4,430
Other advisory revenue	896	—	—		896
	161,094	—	(48,241)		112,853
	848,302	447,654	(67,802)		1,228,154
Operating Expenses
Depreciation and amortization	253,334	115,630	38,632	F	407,596
Reimbursable tenant and affiliate costs	72,969	26,531	(9,775)	I	89,725
General and administrative	70,891	15,358	(3,270)	I	82,979
Impairment charges	2,769	8,959	—		11,728
Property expenses, excluding reimbursable tenant costs	17,330	48,678	398	F	37,043
			(29,363)	I
Stock-based compensation expense	18,917	—	—		18,917
Subadvisor fees	13,600	—	—		13,600
Dealer manager fees and expenses	6,544	—	—		6,544
Restructuring and other compensation	9,363	—	—		9,363
Merger and other expenses	605	1,343	(864)	I	1,084
Operating real estate expenses	23,426	17,827	—		41,253
	489,748	234,326	(4,242)		719,832
Other Income and Expenses
Interest expense	(165,775)	(88,270)	5,606	G	(250,447)
			273	I
			(2,281)	J
Equity in earnings of equity method investments in the Managed Programs and real estate	64,750	261	(26,653)	H	5,033
			(4,089)	H
			(29,236)	H
Loss on change in control of interests	—	(13,851)	—		(13,851)
Gain (loss) on extinguishment of debt	46	(1,922)	—		(1,876)
Other gains and (losses)	(3,659)	23,231	(273)	I	19,299
	(104,638)	(80,551)	(56,653)		(241,842)
Income before income taxes and gain on sale of real estate	253,916	132,777	(120,213)		266,480
(Provision for) benefit from income taxes	(2,711)	513	1,046	J	7,506
			1,536	K
			7,122	K
Income before gain on sale of real estate	251,205	133,290	(110,509)		273,986
Gain on sale of real estate, net of tax	33,878	2,879	—		36,757
Net Income	285,083	136,169	(110,509)		310,743
Net income attributable to noncontrolling interests	(7,794)	(38,882)	46,514	L	(162)
Net Income Attributable to W. P. Carey	$277,289	$97,287	$(63,995)		$310,581

Basic Earnings Per Share	$2.56	$0.28			$1.92
Diluted Earnings Per Share	$2.56	$0.28			$1.91
Weighted Average Shares Outstanding
Basic	107,824,738	348,329,966		N	161,673,825
Diluted	108,035,971	348,329,966		N	161,885,058

Exhibit 99.3 – 4

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

This unaudited pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the pro forma periods. In addition, this pro forma consolidated financial information should not be viewed as indicative of the Company’s expected financial results for future periods.

Historical amounts are derived from the unaudited consolidated financial statements of W. P. Carey and CPA:17 – Global as of and for the nine months ended September 30, 2018 and the audited consolidated statements of income of W. P. Carey and CPA:17 – Global for the year ended December 31, 2017.

A.	Purchase Price Allocation

The allocation of the total consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of CPA:17 – Global’s assets acquired and liabilities assumed and W. P. Carey’s share price on the settlement date. The Merger Consideration of approximately $3.6 billion in the aggregate, consisting of W. P. Carey’s common stock and cash exchanged for fractional shares, excludes the pre-existing equity ownership of W. P. Carey in CPA:17 – Global of approximately 4.57% as of October 31, 2018. The fair value of the W. P. Carey shares of common stock issued was based on the closing price of its common stock on October 31, 2018 of $66.01. Accordingly, upon completion of the Merger, each share of CPA:17 – Global common stock was canceled and converted into 0.160 shares of W. P. Carey common stock, other than fractional shares, and as a result, W. P. Carey issued a total of 53,849,087 shares of its common stock to stockholders of CPA:17 – Global in exchange for the shares of CPA:17 – Global it did not own and paid approximately $1.7 million in cash for fractional shares.

Total Consideration
Fair value of W. P. Carey shares of common stock issued		$3,554,578
Cash paid for fractional shares		1,681
Merger Consideration		3,556,259
Fair value of W. P. Carey’s equity interest in CPA:17 – Global prior to the Merger	(1)	157,633
Fair value of W. P. Carey’s equity interest in jointly owned investments with CPA:17 – Global prior to the Merger	(2)	144,044
Fair value of noncontrolling interest acquired	(3)	(312,609)
Estimate of consideration expected to be transferred		$3,545,327

Exhibit 99.3 – 5

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

				Fair Value of
				CPA:17 – Global
	CPA:17 – Global	Pro Forma		Assets Acquired and
	Historical	Adjustments		Liabilities Assumed
Assets
Land, buildings and improvements — operating leases	$2,760,122	$193,569	(4)	$2,953,691
Land, buildings and improvements — operating properties	351,007	58,464	(4)	409,471
Net investments in direct financing leases	487,347	138,615	(4)	625,962
In-place lease and other intangible assets	619,819	181,085	(4)	800,904
Above-market rent intangible assets	96,280	216,026	(4)	312,306
Accumulated depreciation and amortization	(696,927)	696,927	(4)	—
Equity investments in real estate	451,517	(226,861)	(3)	302,869
		78,213	(4)
Cash and cash equivalents	84,563	—	(5)	84,563
Other assets, net	271,810	(100,084)	(6)	171,726
Total assets	4,425,538	1,235,954		5,661,492
Liabilities
Non-recourse mortgages, net	1,802,163	47,011	(4)	1,849,174
Senior Credit Facility, net	130,294	12	(4)	130,306
Accounts payable, accrued expenses and other liabilities	132,328	(430)	(7)	131,898
Below-market rent and other intangible liabilities, net	57,917	56,177	(4)	114,094
Deferred income taxes	26,361	53,771	(10), J	80,132
Due to affiliates	12,598	(12,598)	(8)	—
Dividends payable	57,339	—		57,339
Total liabilities	2,219,000	143,943		2,362,943
Total identifiable net assets	2,206,538	1,092,011		3,298,549
Noncontrolling interests	(103,515)	98,486	(3)	(5,029)
Goodwill	304	251,503	(9)	251,807
Estimate of consideration expected to be transferred	$2,103,327	$1,442,000		$3,545,327
_______

(1)
Prior to the Merger, W. P. Carey held an equity interest in CPA:17 – Global of 4.57% as well as its 0.009% interest in the General Partnership of CPA:17 – Global, which had carrying values of $130.1 million and $0, respectively, on W. P. Carey’s historical balance sheet. The pro forma adjustment reflects the acquisition of a controlling interest resulting in a net gain of $27.5 million.

(2)
Prior to the Merger, W. P. Carey had noncontrolling interests accounted for as equity method investments in five joint ventures and one tenancy-in-common that were co-owned by CPA:17 – Global. The pro forma adjustment eliminates the historical carrying value of W. P. Carey’s prior interests of $121.2 million, resulting in a net gain of $22.9 million.

(3)
Prior to the Merger, W. P. Carey had controlling interests accounted for as consolidated investments in six less-than-wholly-owned joint ventures that were co-owned by CPA:17 – Global. The pro forma adjustment eliminates the historical carrying value of CPA:17 – Global’s equity interest in all of its joint ventures with W. P. Carey of $226.9 million. Additionally, the pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these wholly-owned investments of $209.5 million, resulting in a reduction of additional paid-in capital of $103.1 million. Prior to the Merger, CPA:17 – Global had controlling interests accounted for as consolidated investments in five less-than-wholly-owned joint ventures that were co-owned by W. P. Carey. The pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these wholly-owned investments of $98.0 million. Additionally, the pro forma adjustment reflects adjustments of $0.5 million to reduce the carrying value of CPA:17 – Global’s two remaining noncontrolling interests for joint ventures that are co-owned by third parties to their fair value.

(4)
The pro forma adjustment reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values. The value of the In-place lease and other intangible assets (including ground lease assets) increased by $181.1 million, which is primarily due to an increase in the estimated costs associated with re-leasing properties, including higher leasing commissions necessary in the market in order to help attract tenants, and generally a longer time period in which to lease/re-lease a property. The value of the Above-market lease intangible assets has increased by $216.0 million. While the majority of CPA:17 – Global’s

Exhibit 99.3 – 6

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

leases have not “reset” to current market rates since the property acquisition, contract lease payments have increased due to rent escalation clauses contained in the leases. This has resulted in a larger difference between market rates and current contractual rates than at the time of acquisition of the property by CPA:17 – Global.

The acquired Intangible liabilities (including ground lease liabilities) increased by $56.2 million and are related primarily to Below-market lease intangible liabilities. There are a number of factors that contribute to the increase in Below-market lease intangibles, such as (i) leases in the portfolio which have “reset” to market since their initial acquisition by CPA:17 – Global (e.g., tenants have exercised fair market rent renewal options or there has been a lease restructuring) and are now below market, due to increases in market rent that have outpaced the contractual rent increases, or (ii) properties that are located in markets where the market has seen rent appreciation for the specific property type owned by CPA:17 – Global (e.g., industrial, office, etc.) above the contractual rent steps contained in the CPA:17 – Global leases.

(5)	The historical carrying value of this item approximates fair value, and therefore, there was no pro forma adjustment required.

(6)
The pro forma adjustment of $107.3 million in Other assets, net primarily includes elimination of unamortized straight-line rents of $103.1 million, partially offset by a net increase of $4.8 million related to insignificant fair value adjustments. Additionally, the $1.8 million reduction of deferred income tax assets discussed in (10) below is reflected in Other assets.

(7)
The pro forma adjustment in Accounts payable, accrued expenses and other liabilities of $1.6 million represents the elimination of CPA:17 – Global deferred straight-line rent liabilities, offset by the assumption of $1.2 million of accounts payable and deferred rental income discussed below (Note J).

(8)	The pro forma adjustment eliminates intercompany amounts between CPA:17 – Global and W. P. Carey, as all such amounts would have been eliminated in consolidation upon consummation of the Merger.

(9)
The resulting pro forma Goodwill of $251.8 million reflects the difference between the total consideration and the estimated fair value of the assets acquired and liabilities assumed. The amount of goodwill is subject to change based on the preliminary nature of the fair value estimates for the assets acquired and liabilities assumed.

(10)
For those properties subject to income taxes in foreign jurisdictions or in our U.S. taxable REIT subsidiaries, we recognized a reduction of deferred income tax assets of $1.8 million and an increase in our deferred income tax liabilities of $47.8 million, representing the tax effect of the difference between the tax basis carried over and the fair value of the tangible and intangible assets recorded at the date of acquisition. Consolidation of the deferred income tax liability related to the tenancy-in-common is discussed in Note J below.

B.	The pro forma adjustment reflects the elimination of CPA:17 – Global’s acquired equity.

C.
In connection with the Merger, CPA:17 – Global’s credit facility and unsecured term loan were paid in full and terminated at closing, using funds borrowed under W. P. Carey’s unsecured revolving credit facility. The pro forma adjustment reflects the paydown of CPA:17 – Global outstanding borrowings and new borrowings under the W. P. Carey credit facility. The impact on interest rates of this pay-down is not deemed significant.

D.
Rental income – Reflects a pro forma net decrease in Rental income of $10.7 million and $26.4 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, due to purchase accounting adjustments to reflect the amortization of acquired intangibles, described below, for leases that have rents above or below market rates and the reevaluation of acquired straight-line rents.

In connection with the acquisition of the properties subject to leases, $312.3 million of the purchase price has been allocated to reflect the value attributable to the assumption of leases with rents in excess of market rates at acquisition. The intangible assets related to the assumption of these above-market leases are amortized as a reduction to rental income, using the straight-line method, over the remaining terms of the applicable leases, which range from one to 44 years with a weighted-average life of 11.1 years. Additionally, $114.1 million of the purchase price has been allocated as Below-market rent intangibles to reflect the value attributable to the assumption of leases with rents that are below market rates at acquisition. Below-market rent is amortized as an increase to rental income over the remaining initial, non-cancellable terms of the applicable leases. Their terms range from two to 49 years with a weighted-average life of 12.5 years.

E.
Interest income from direct financing leases – Reflects a pro forma adjustment of $3.7 million and $4.8 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, to recognize a reduction of interest income from acquired direct financing leases.

Exhibit 99.3 – 7

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

F.
Depreciation and amortization – Reflects a pro forma adjustment of $18.1 million and $38.6 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, for the change in Depreciation and amortization of acquired tangible assets (buildings and site improvements) and in-place leases representing the difference between the estimated fair value and acquired carrying values. Included in these amounts are depreciation and amortization related to operation of the tenancy-in-common interest discussed below (Note J). Buildings and site improvements are depreciated over the remaining useful life ranging from 10 to 40 years. In-place lease values are amortized over the remaining non-cancelable terms of the applicable leases, which range from one to 49 years.

Property expenses – Reflects a pro forma adjustment of $0.3 million and $0.4 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, for the net amortization of acquired above and below market ground lease intangibles of $2.8 million and $21.1 million, respectively. Above/below market ground lease values are amortized over the remaining initial, non-cancelable terms of the applicable leases, which range from one to 99 years.

G.
Interest expense – Reflects a pro forma adjustment to record a decrease in Interest expense of $3.6 million and $5.6 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, related to the fair value adjustment of the assumed mortgage notes payable being amortized over the remaining terms of the notes.

H.
Equity in earnings of equity method investments in the Managed Programs and real estate – Reflects pro forma adjustments (i) to reverse equity income recorded in W. P. Carey’s historical statements of income related to real estate investments consolidated in the Merger (including the tenancy-in-common investment described in Note J), as well as equity earnings recorded in CPA:17 – Global’s historical statements related to real estate investments consolidated by W. P. Carey prior to the Merger, totaling $24.7 million and $26.7 million, (ii) to reflect the amortization of basis differences related to the change in fair value of equity method investments formerly held by CPA:17 – Global of $3.1 million and $4.1 million, and (iii) to reflect the reversal of equity income from CPA:17 – Global included in the historical statements of income for W. P. Carey of $19.5 million and $29.2 million, for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

I.
Reflects adjustments to eliminate activities between W. P. Carey and CPA:17 – Global included in the respective historical financial statements, as all such revenues, expenses and interests would have been eliminated in consolidation had the Merger occurred on January 1, 2017. These pro forma adjustments for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, comprise (i) the reversal of Asset management fee revenue of $22.6 million and $29.4 million, respectively, Structuring revenues of $1.2 million and $9.1 million, respectively, and related interest on deferred structuring fees of $0.2 million and $0.3 million, respectively earned by W. P. Carey from CPA:17 – Global, (ii) the reversal of Reimbursed costs from affiliates of $5.6 million and $9.8 million, respectively, related to costs formerly charged by W. P. Carey to CPA:17 – Global, (iii) a reversal of Reimbursable costs included in operating expenses corresponding to the prior adjustment in the amounts of $5.6 million and $9.8 million, respectively, and (iv) the reversal of Property expenses of $22.6 million and $29.4 million, respectively, representing the Asset management fees paid by CPA:17 – Global described above.

Additional pro forma adjustments to General and administrative expenses reflect the reversal of $2.2 million and $3.3 million of recurring fees and expenses that were included in the historical financial statements of CPA:17 – Global for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, which will be eliminated as a result of the Merger.

The pro forma adjustments also reflect the reversal of Merger and other expenses associated with the Merger of $8.7 million and $0.9 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

J.
Reflects the operations of a tenancy-in-common interest previously reflected by each of W. P. Carey and CPA:17 – Global as income from equity investments in real estate. The tenancy-in-common will be consolidated by W. P. Carey at the time of merger. The pro forma adjustment comprises primarily (i) increases in Rental income of $9.5 million and $11.7 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, (ii) an increase in Interest expense of $1.8 million and $2.3 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, (iii) an income tax benefit of $0.7 million and $1.0 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively and (iv) the consolidation of a $6.0 million deferred income tax liability and $1.2 million of accounts payable and deferred rental income as of September 30, 2018. Depreciation and amortization related to this investment is included in the adjustment above (Note F). Equity in earnings of equity method investments in the Managed Programs and real estate related to this investment is included in the adjustment above (Note H).

K.
Benefit from (provision for) income taxes – As a result of the Merger, Asset management revenue and certain other taxable revenues of W. P. Carey have been eliminated (Note I). The pro forma adjustment for an income tax benefit of $6.8 million and

Exhibit 99.3 – 8

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (Continued)

$7.1 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, reflects the income tax impact related to the elimination of these transactions. The pro forma adjustment for an income tax benefit of $0.6 million and $1.5 million primarily reflects the income tax impact on pro forma adjustments based on an applicable foreign statutory tax rate in effect during the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. The tax rates utilized represent the applicable tax rates that were enacted as of the last day of the reporting period.

The $7.2 million adjustment to Distributions in excess of accumulated earnings and Other assets, net on the pro forma balance sheet reflects the tax expense primarily related to the recognition of deferred revenue due to the accelerated vesting of restricted shares previously issued by CPA:17 – Global for asset management fees, and the establishment of a partial valuation allowance on the deferred tax assets of Carey Asset Management Corp., due to the elimination of revenue related to fees paid by CPA:17 – Global to Carey Asset Management Corp. as of September 30, 2018.

W. P. Carey and CPA:17 – Global also incurred a total of approximately $26.7 million of transfer taxes as a result of the Merger, which are reflected in the pro forma financial statements as a reduction of total equity and an increase in Accounts payable, accrued expenses and other liabilities.

L.
Net income attributable to noncontrolling interests – Primarily reflects the elimination of income attributable to noncontrolling interests which will be consolidated as a result of the Merger, as well as minor adjustments due to fair value changes of ongoing acquired noncontrolling interests.

M.
Subsequent to September 30, 2018, W. P. Carey and CPA:17 – Global incurred a total of approximately $22.3 million in Merger and other expenses, which are reflected in the pro forma financial statements as a reduction of total equity and an increase in Accounts payable, accrued expenses and other liabilities.

N.
Earnings per share – Basic and diluted pro forma earnings per share reflect the additional shares expected to be issued as part of the Merger, which are deemed to be outstanding as of January 1, 2017 for the pro forma basic and diluted earnings per share calculation. Thus, the pro forma outstanding shares are calculated as follows:

	Historical	Pro Forma Adjustments
	W. P. Carey		Pro Forma
For the nine months ended September 30, 2018
Basic	108,063,826	53,849,087	161,912,913
Diluted	108,253,841	53,849,087	162,102,928
For the year ended December 31, 2017
Basic	107,824,738	53,849,087	161,673,825
Diluted	108,035,971	53,849,087	161,885,058

Exhibit 99.3 – 9